Exhibit 4.15
THE SHARES ISSUABLE PURSUANT TO THIS AGREEMENT ARE SUBJECT TO THE PROVISIONS OF THE COMPANY’S 2005 EQUITY-BASED COMPENSATION PLAN AND THIS AGREEMENT IS ENTERED INTO PURSUANT THERETO.
LIGHTING SCIENCE GROUP CORPORATION
2005 EQUITY-BASED COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT
     This Agreement is made and entered into as of the Grant Date (as defined below) by and between Lighting Science Group Corporation, a Delaware corporation (the “Company”) and                                          (the “Grantee”):
     WHEREAS, the Company in order to induce you to enter into and continue in service to the Company and to contribute to the success of the Company, agrees to grant you an equity interest in the Company through a grant of Restricted Stock of the Company;
     WHEREAS, the Company adopted the Lighting Science Group Corporation 2005 Equity-Based Compensation Plan as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant Restricted Stock to certain employees, consultants, and directors of the Company;
     WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Restricted Stock Award Agreement (the “Agreement”) as if fully set forth herein; and
     WHEREAS, you desire to accept the Restricted Stock granted pursuant to the Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:
     1. Grant of Award. Subject to the approval by the stockholders of the Company of a sufficient increase in the number of shares of the Company's common stock, par value $0.001 per share, available under the Plan and the terms and conditions herein, the Company hereby grants to you, effective as of ___, 2008 (the “Grant Date”), as a matter of separate inducement and not in lieu of any salary or other compensation for your services for the Company, an award of                      shares of Restricted Stock (the “Awarded Shares”), subject to the terms and conditions of this Agreement.
     2. Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of this Agreement, the Plan shall control. The capitalized terms used herein that are defined in the Plan shall have the meanings assigned to them in the Plan. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Grantee in writing.
     3. Vesting. Except as specifically provided in this Agreement, including, without limitation, the limitations on the grant herein set forth in Sections 1 and 2, the Awarded Shares shall be vested as follows:
     a. Thirty-three percent (33%) of the total Awarded Shares shall vest on the first date after the Grant Date that the Company’s Recognized Revenue (as defined below) equals $50 million, provided the Grantee is employed by (or, if the Grantee is a consultant or an outside director, is providing services to) the Company or a Subsidiary on that date.

     b. An additional thirty-four percent (34%) of the total Awarded Shares shall vest on the first date after the Grant Date that the Company’s Recognized Revenue equals $115 million, provided the Grantee is employed by (or, if the Grantee is a consultant or an outside director, is providing services to) the Company or a Subsidiary on that date.
     c. The remaining thirty-three percent (33%) of the total Awarded Shares shall vest on the first date after the Grant Date that the Company’s Recognized Revenue equals $150 million, provided the Grantee is employed by (or, if the Grantee is a consultant or an outside director, is providing services to) the Company or a Subsidiary on that date.
Except as otherwise provided in Section 4, any Awarded Shares that have not vested in accordance with the provisions of this Section 3 prior to the third anniversary of the Grant Date shall be automatically vested in full on such third anniversary, and no longer subject to forfeiture. Notwithstanding the foregoing, the vesting of all Awarded Shares shall automatically accelerate in full upon the occurrence of a Change in Control.
For purposes of this Agreement, “Recognized Revenue” means the cumulative gross revenue generated by (i) sales of products that have been delivered to customers of the Company or one of its subsidiaries, or (ii) licensing of the technology developed by the Company or one of its subsidiaries, since January 1, 2008, as calculated by the Committee in its sole discretion.
     4. Forfeiture of Awarded Shares and Disgorgement. Awarded Shares that are not vested in accordance with Section 3 shall be forfeited on the date of the Grantee’s termination of service with the Company. Upon forfeiture, all of the Grantee’s rights with respect to the forfeited Awarded Shares shall cease and terminate, without any further obligations on the part of the Company. The Company may, in its sole discretion, elect to pay the Grantee, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Grantee for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of such termination of service, as the Committee, in its sole discretion shall select.
     5. Restrictions on Awarded Shares. Subject to the provisions of the Plan and the terms of this Agreement, from the Grant Date until the date the Awarded Shares are vested in accordance with Section 3 and are no longer subject to forfeiture in accordance with Section 4 (the “Restriction Period”), the Grantee shall not be permitted to sell, transfer, pledge, hypothecate, margin, assign or otherwise encumber any of the Awarded Shares. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Awarded Shares whenever it may determine that, by reason of changes in applicable laws or changes in circumstances after the date of this Agreement, such action is appropriate.
     6. Legend. The following legend shall be placed on all certificates representing Awarded Shares:
          On the face of the certificate:
“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”
          On the reverse:
“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with the terms and conditions of that certain Lighting Science Group Corporation 2005 Equity-

Based Compensation Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas and that certain Restricted Stock Award Agreement dated as of ___, 2008, by and between the Company and ___. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan and Award Agreement. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan and Award Agreement.”
     All Awarded Shares owned by the Grantee shall be subject to the terms of this Agreement and shall be represented by a certificate or certificates bearing the foregoing legend.
     7. Delivery of Certificates. Certificates for Awarded Shares shall be retained in the physical possession of the Company until such Awarded Shares are free of restriction under this Agreement. Certificates for Awarded Shares shall be delivered to the Grantee promptly after, and only after, the Restriction Period has expired without forfeiture pursuant to Section 4. In connection with the issuance of a certificate for Restricted Stock, the Grantee shall endorse such certificate in blank or execute a stock power in a form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.
     8. Voting. Subject to Section 4 and Section 5 above, the Grantee, as record holder of the Awarded Shares, has all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon; provided, however, that this Section 8 shall not create any voting right where the holders of such Awarded Shares otherwise have no such right.
     9. Recapitalization or Reorganization.
     a. The existence of this Agreement and the grant of the Awarded Shares shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
     b. The terms of this Agreement and the number of shares of Awarded Shares shall be subject to adjustment from time to time, in accordance with the following provisions:
     (i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then the number of Awarded Shares shall be increased proportionately.
     (ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, the number of Awarded Shares shall be decreased proportionately.

     (iii) Whenever the number of Awarded Shares are required to be adjusted as provided in this Section 9, the Committee shall promptly prepare and provide Grantee with a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of Awarded Shares after giving effect to the adjustments.
     (iv) Adjustments under Subsections 9.b.(i) and (ii) shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interest shall be issued under this Agreement on account of any such adjustments.
     c. In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the Grant Date and not otherwise provided for by this Section 9, the Awarded Shares and this Agreement shall be subject to adjustment by the Committee at its discretion as to the number of Awarded Shares.
     d. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Awarded Shares.
     10. Representations, Etc. Each spouse individually is bound by, and such spouse’s interest, if any, in any Awarded Shares is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.
     11. Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.
     12. Limitation on Rights Conferred under this Agreement. Nothing herein shall require the Company to issue any shares with respect to this Agreement if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. The Company may, as a condition precedent to settlement of this Award, require from the Grantee (or in the event of his death, his legal representatives, heirs, legatees, or distributees) representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to this Agreement and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his legal representatives, heirs, legatees, or distributees) is not a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect.
     13. The Grantee’s Acknowledgments. The Grantee acknowledges receipt of a copy of the Plan which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts these Awarded Shares subject to all of the terms and provisions thereof. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under this Agreement.

     14. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).
     15. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Grantee the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an employee or as a consultant or as an outside director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Grantee as an employee, consultant or outside director at any time.
     16. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.
     17. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Grantee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.
     18. Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.
     19. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. No person or entity shall be permitted to acquire any Awarded Shares without first executing and delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained herein.
     20. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.
     21. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

     22. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
     23. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Grantee, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:
     (a) Notice to the Company shall be addressed and delivered as follows:
Lighting Science Group Corporation
2100 McKinney Avenue, Suite 1555
Dallas, Texas 75201
Attn: Stephen A. Hamilton
Facsimile:
     (b) Notice to the Grantee shall be addressed and delivered as set forth on the signature page.
     24. Tax Requirements. The Grantee is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement, the method and timing for filing an election to include this Agreement in income under Section 83(b) of the Code, and the tax consequences of such election. By execution of this Agreement, the Grantee agrees that if the Grantee makes such an election, the Grantee shall provide the Company with written notice of such election in accordance with the regulations promulgated under Section 83(b) of the Code. The Company and any Subsidiary is authorized to withhold from the Awarded Shares, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving this Agreement, and to take such other action as the Committee may deem advisable to enable the Company and the Grantee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to this Agreement. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of the Grantee’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Grantee.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY

LIGHTING SCIENCE GROUP CORPORATION

By:

Name:	Govi Rao

Title:	Chief Executive Officer

GRANTEE:

Signature

Name:

Address: